EXHIBIT 99.1
                                  NEWS RELEASE

                                                FOR FURTHER INFORMATION:
                                                GREGORY K. CLEVELAND
                                                Telephone: (602) 852-3526

                                                BRENDA L. REBEL
                                                Telephone: (701) 250-3040
                                                WEBSITE: www.bnccorp.com
                                                --------------------------------

              BNCCORP REPORTS RECORD EARNINGS FOR 2004 1ST QUARTER

Quarterly Highlights:

     o    Net  Income  of $1.8  million  increases  78% from  year-ago  period

     o    Insurance Commissions, Net Interest Income and Brokerage Income rise

     o    Asset quality significantly enhanced

BISMARCK, ND, April 14, 2004 - BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and brokerage/trust/financial services businesses in Arizona, Minnesota and North Dakota, today reported net income of $1.81 million, or $0.63 per share on a diluted basis, for the first quarter ended March 31, 2004. The record quarterly earnings represent a 78% increase from the $1.02 million, or $0.36 per diluted share, in net income reported for the same period of 2003.

"Each element of our diversified business base contributed to BNCCORP's strong first quarter performance," noted Gregory K. Cleveland, President and Chief Executive Officer. "Our banking operations produced higher net interest income and loan fees, while strengthening asset quality. Rising insurance commissions were again the largest component of noninterest income, while brokerage income also increased over the year-ago period."

The significant level of insurance commissions included in the 2004 first quarter results were generated primarily by Milne Scali & Company, Inc., a Phoenix, Arizona-based insurance agency acquired in April 2002. BNCCORP noted that the financial performance of its insurance business is typically strongest in the first quarter due to contingency payments received from insurance carriers. Insurance revenues were $4.06, $3.42, $3.50, $3.59 and $4.56 million for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004, respectively. Contingency payments totaled $1.04 million for the quarter ended March 31, 2004 compared to $817,000 for the quarter ended March 31, 2003.

Rising Net Interest Income, Noninterest Income

Net interest income rose 27%, to $4.37 million for the first quarter of 2004, compared with $3.44 million for the first quarter of 2003. The increase reflected a widening of the net interest margin to 3.22% for the quarter ended March 31, 2004, from 2.57% for the same period in 2003. Net interest income was favorably impacted by the recovery of cash basis interest income of approximately $408,000 on a $4.5 million loan that had been classified as nonaccrual at December 31, 2003 and has now been paid in full. Without this recovery, net interest income for the quarter ended March 31, 2004 would have been approximately $3.96 million resulting in a net interest margin of 2.92%.

Noninterest income was $6.01 million for the 2004 first quarter, an increase of 15% from $5.22 million in the year-ago period. As noted earlier, higher insurance commissions were a key factor in the increase. Loan fees also rose, due primarily to strong activity in the Minneapolis market. The increase in brokerage income was due to greater productivity in that business. Noninterest income represented 57.89% of gross revenues for the recent quarter, compared with 60.26% for the comparable period of 2003. Without the inclusion of the cash basis interest income recovery of $408,000, noninterest income represented 60.26% of gross revenues for the most recent quarter.

Noninterest expense for the first quarter of 2004 was $7.89 million, and increased 22% from $6.45 million a year ago, due to staffing and other increases to support the company's growth.

Growth in Total Assets, Deposits

Total assets rose to $635.7 million at March 31, 2004, versus $621.5 million at December 31, 2003, and $593.7 million at March 31, 2003. Total loans at the end of the 2004 first quarter were $254.0 million, compared with $283.6 million at December 31, 2003, and $329.5 million at March 31, 2003, reflecting a significant level of loan pay downs. Investment securities available for sale were $288.4 million at March 31, 2004, compared with $262.6 million at December 31, 2003, and $202.4 million at March 31, 2003, as a result of the company's investment management strategies. Total deposits at March 31, 2004, were $402.3 million, up from $395.9 million at December 31, 2003 and $387.3 million at March 31, 2003. Brokered and national market certificates of deposit decreased approximately $8.4 million between March 31, 2003 and March 31, 2004.

Total common stockholders' equity for BNCCORP was $42.9 million at March 31, 2004, equivalent to book value per common share of $15.39 (tangible book value per common share of $6.89). Net unrealized gains in the investment portfolio as of that date were $4.8 million, or approximately $1.71 per share, on a pretax basis.

Asset Quality

No provision for credit losses was required for the quarter ended March 31, 2004 primarily due to a sharp reduction in the level of nonperforming loans. For the year-ago period, the provision for credit losses was $775,000. Charge-offs for the quarter ended March 31, 2004 were $1.3 million compared with $597,000 for the same period one year earlier. $1.2 million of the charge-offs related to the final resolution of one commercial loan that was included as a nonaccrual loan at December 31, 2003. The charge-off was fully reserved for at December 31, 2003. The ratio of the allowance for credit losses to total nonperforming loans strengthened to 281% at March 31, 2004, compared with 59% one year earlier. The allowance for credit losses as a percentage of total loans at March 31, 2004 was 1.40%, compared with 1.58% a year ago. Due to the resolution of $6.7 million of loans classified as nonaccrual at December 31, 2003, the ratio of nonperforming assets to total assets was 0.20% at March 31, 2004, down significantly from the year-ago level of 1.50%.


Outlook

Commenting on the outlook for the remainder of 2004, Mr. Cleveland noted, "BNCCORP should continue to benefit from our efforts to maximize opportunities for profitable growth. For example, our Milne Scali insurance subsidiary recently announced the asset acquisition of the Richard Q. Perry Agency, a retail property, casualty and employee benefits agency, marking our entry into the Salt Lake City, Utah market. While the first quarter will be our strongest period of the year by a substantial margin, due to the seasonality of contingency payments from insurance carriers and the collection of approximately $408,000 of cash basis interest income included in the quarter, our performance for 2004 as a whole should compare favorably with the prior year."

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The company operates 23 locations in Arizona, Minnesota and North Dakota through its subsidiary, BNC National Bank. The company also provides a wide array of insurance, brokerage and trust and financial services through BNC National Bank subsidiaries BNC Insurance, Inc. (which was merged into Milne Scali & Company, Inc. effective March 31, 2004) and BNC Asset Management, Inc. and the bank's trust and financial services division. The company offers a wide variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base, establish new relationships in the markets it serves and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

                           (Financial tables attached)

                                      # # #


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                  For the Quarter Ended
                                                         March 31,
                                                  ------------------------
(In thousands)                                       2004         2003
------------------------------------------------  -----------  -----------
                                                  (unaudited) (unaudited)

SELECTED INCOME STATEMENT DATA
Interest income...............................      $  7,859     $  7,468
Interest expense..............................         3,489        4,026
                                                  -----------   ----------
Net interest income...........................         4,370        3,442
Provision for credit losses...................            --          775
Noninterest income............................         6,007        5,219
Noninterest expense...........................         7,887        6,454
                                                  -----------   ----------

Income before income taxes....................         2,490        1,432
Income tax provision..........................           677          415
                                                  -----------   ----------
Net income....................................      $  1,813     $  1,017
                                                  ===========   ==========




Dividends on preferred stock..................      $     30     $     30
                                                  -----------   ----------

Net income available to common stockholders...      $  1,783     $    987
                                                  ===========   ==========




EARNINGS PER SHARE DATA

BASIC EARNINGS PER COMMON SHARE

Basic earnings per common share...............      $   0.65     $   0.37
                                                  ============  ==========

DILUTED EARNINGS PER COMMON SHARE

Diluted earnings per common share.............      $   0.63     $   0.36

                                                  ============  ==========

                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                         As of
                                        ----------------------------------------
(In thousands, except share, per         March 31,    December 31,    March 31,
 share and full time equivalent data)      2004          2003          2003
--------------------------------------- ----------- --------------- ------------
                                        (unaudited)                 (unaudited)
SELECTED BALANCE SHEET DATA
Total assets...........................  $ 635,693       $ 621,477    $ 593,733
Investment securities available
  for sale.............................    288,359         262,568      202,364
Total loans............................    253,992         283,555      329,461
Allowance for credit losses............     (3,545)         (4,763)      (5,219)
Goodwill...............................     15,291          15,089       12,210
Other intangible assets, net...........      8,408           8,373        8,609
Total deposits.........................    402,317         395,942      387,269
Long term borrowings...................      8,625           8,640        8,543



Notation:
Unrealized gains in investment
  portfolio, pretax....................   $  4,774        $  1,625     $  3,775

Total common stockholders' equity .....   $ 42,905        $ 38,686     $ 36,840
Book value per common share............   $  15.39        $  14.07     $  13.63
Tangible book value per common share...   $   6.89        $   5.54     $   5.93
Effect of net unrealized gains
  on securities available for sale,
  net of tax, on book value
  per common share.....................   $   1.06        $   0.37     $   0.86
Full time equivalents..................        309             284          270
Common shares outstanding..............  2,787,304       2,749,196    2,702,029

CAPITAL RATIOS
Tier 1 leverage........................      5.32%           4.90%        4.73%
Tier 1 risk-based capital..............      7.91%           7.14%        6.33%
Total risk-based capital...............     10.88%          10.63%        9.83%

                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS


                                                   For the Quarter Ended
                                                          March 31,
                                                  -------------------------
(In thousands)                                       2004         2003
-----------------------------------------------   -----------  ------------
                                                  (unaudited)  (unaudited)
AVERAGE BALANCES
Total assets...................................    $ 618,092     $ 595,727
Loans..........................................      269,428       331,007
Earning assets.................................      546,620       542,224
Deposits.......................................      397,703       392,414
Common stockholders' equity....................       40,886        36,881


KEY  RATIOS
Return on average common stockholders' equity..       17.54%        10.85%
Return on average assets.......................        1.18%         0.69%
Net interest margin............................        3.22%         2.57%
Net interest margin adjusted for cash basis
  interest income recovered....................        2.92%            --
Efficiency ratio...............................       76.00%        74.52%
Noninterest income as a percent of gross
  revenues.....................................       57.89%        60.26%
Noninterest income as a percent of gross
  revenues adjusted for cash basis interest
  income recovered.............................       60.26%            --



                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                        As of
                                         ---------------------------------------
                                          March 31,   December 31,   March 31,
    (In thousands)                          2004          2003         2003
---------------------------------------  -----------  ------------ -------------
                                         (unaudited)                (unaudited)
 ASSET QUALITY
 Loans 90 days or more delinquent
  and still  accruing interest...........    $    --       $    38      $  1,844
 Nonaccrual loans........................      1,263         7,913         7,045
 Restructured loans......................         --            --            --
                                         -----------  ------------ -------------
 Total nonperforming loans...............      1,263         7,951         8,889
 Other real estate owned and
  repossessed assets.....................         --            --            --
                                         -----------  ------------ -------------
 Total nonperforming assets..............   $  1,263      $  7,951      $  8,889

 Allowance for credit losses.............   $  3,545      $  4,763      $  5,219
                                         ===========  ============ =============
 Ratio of total nonperforming
  loans to total loans...................      0.50%         2.80%         2.70%
 Ratio of total nonperforming
  assets to total assets.................      0.20%         1.28%         1.50%
 Ratio of allowance for credit
  losses to total loans..................      1.40%         1.68%         1.58%
 Ratio of allowance for credit
  losses to total nonperforming loans....       281%           60%           59%


                                            For the Quarter Ended
                                                   March 31,
                                           --------------------------
                                              2004          2003
                                           ------------  ------------
 Changes in Allowance for Credit Losses:
 Balance, beginning of period............    $  4,763      $  5,006
 Provision charged to operations expense.          --           775
 Loans charged off.......................      (1,273)         (597)
 Loan recoveries.........................          55            35
                                           ------------  ------------
 Balance, end of period..................    $  3,545      $  5,219
                                           ============  ============

 Ratio of net charge-offs to average
  total loans............................     (0.45)%       (0.17)%
 Ratio of net charge-offs to average
  total loans, annualized................     (1.82)%       (0.69)%


                                  BNCCORP, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                    For the Quarter Ended
                                                          March 31,
                                                   ------------------------
(In thousands, except share data)                    2004         2003
-------------------------------------------------  ----------   -----------
                                                   (unaudited) (unaudited)
ANALYSIS OF NONINTEREST INCOME
Insurance commissions...........................   $  4,562      $  4,062
Fees on loans...................................        576           461
Service charges.................................        211           210
Brokerage income................................        179            51
Trust and financial services....................        124           186
Rental income...................................         35            22
Net gain on sales of securities.................         --           120
Other...........................................        320           107
                                                   ----------   -----------
  Total noninterest income......................   $  6,007      $  5,219
                                                   ==========   ===========

ANALYSIS OF NONINTEREST  EXPENSE
Salaries and employee benefits..................   $  4,914      $  3,965
Occupancy.......................................        585           622
Depreciation and amortization...................        398           348
Professional services...........................        319           260
Office supplies, telephone & postage............        311           254
Amortization of intangible assets...............        308           266
Marketing and promotion.........................        271           119
FDIC and other assessments......................         51            51
Other ..........................................        730           569
                                                   ----------   -----------
  Total noninterest expense.....................   $  7,887      $  6,454
                                                   ==========   ===========

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)...................   2,757,882    2,701,274
Incremental shares from assumed conversion of
   options and contingent shares................     94,433        29,939
                                                   ----------   -----------
Adjusted weighted average shares (b)............   2,852,315    2,731,213
                                                   ==========   ===========

(a) Denominator for Basic Earnings Per Common Share
(b) Denominator for Diluted Earnings Per Common Share